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                                                                    EXHIBIT 99.1


     BIRMINGHAM, Ala.--(BUSINESS WIRE)--Sept. 9, 1999--Citation Corporation (Nasdaq:CAST - news) today announced that it has filed with the Securities and
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Exchange Commission its definitive proxy statement/prospectus regarding its proposed merger with RSJ Acquisition Co., an affiliate of Kelso & Company. The proxy statement/prospectus is being mailed today to all stockholders of record on August 27, 1999, each of whom will be entitled to vote on the proposed merger at a special meeting of stockholders to be held on October 7, 1999.

     Under the merger agreement first announced on June 24, 1999, RSJ Acquisition Co. agreed to purchase approximately 95.6% of the outstanding shares of Citation for $18.10 per share, with the remaining approximately 4.4% of the outstanding shares to be retained by existing stockholders (either at their election or on a pro rata basis). At the insistence of Kelso & Company, certain existing stockholders, including the company's founder and chairman, T. Morris Hackney, and other executive officers, have agreed to elect to retain the 4.4% ``stub.'' As a result of these elections, all stockholders electing to receive cash for their shares are assured of receiving all cash at closing, while stockholders may elect to retain stock (subject to proration and a 10,000 share minimum election discussed below) if they desire to do so. Citation's Board of Directors recommends that stockholders elect to receive cash in the proposed merger.

     The Company also announced that the merger agreement has been amended to allow stockholders to retain shares (in lieu of cash) only if they elect to retain at least 10,000 shares and to eliminate the requirement that such shares be listed for trading on Nasdaq. The merger agreement, as amended, also provides that certain Citation employees may continue to hold their options to acquire Citation common stock after the proposed merger (as opposed to the cancellation of those options for cash at closing). The proxy statement/prospectus being mailed to stockholders today discusses these and other amendments to the merger agreement in greater detail. Citation's Board of Directors recommends that stockholders vote to adopt the merger agreement, as amended.

     Citation Corporation is a metal components supplier to capital and durable goods industries. The company currently operates 20 manufacturing divisions in 10 states and employs more than 7,000 employees. Its sales for fiscal 1999, ending at the end of September, are expected to exceed $800 million.

     Note: This press release contains certain forward-looking statements, which Citation Corporation is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the successful closing of the proposed transaction and risks associated with acquisitions generally. Certain of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission.
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     Any offering of securities in connection with the merger will be made only by means of a prospectus.

Contact:

          Citation Corp., Birmingham
          Stanley B. Atkins, 205/871-5731

          or

          John W. McCullough, 205/226-3479